Exhibit 99.1

David P. Reed	Phil Bourdillon/Gene Heller
President, North American Operations	Silverman Heller Associates
(714) 549-0421, x8245	(310) 208-2550

CERADYNE, INC. RECEIVES $8 MILLION ESAPI ORDER

Costa Mesa, Calif.—September 17, 2009—Ceradyne, Inc. (NASDAQ: CRDN) received an $8 million ESAPI (Enhanced Small Arms Protective Inserts) order which is expected to be shipped in the first quarter of 2010. This order is a delivery order issued by the Defense Supply Center Philadelphia against a larger ID/IQ (Indefinite Delivery/Indefinite Quantity) three-year contract issued in December 2007. Ceradyne’s practice is to only book firm delivery orders such as the above $8 million as backlog for scheduled delivery.

David P. Reed, Ceradyne President North American Operations, commented:  “We are very pleased to have received this order and will continue to ship this ESAPI product on time with the high standards of quality required. The government ordered the maximum quantity on this contract and this delivery order closes the contract. Ceradyne expects to bid further ESAPI sustainment business on a new Request for Quotation expected in the fourth quarter of 2009.”

Ceradyne develops, manufactures and markets advanced technical ceramic products and components for defense, industrial, automotive/diesel, and commercial applications.  Additional information about the Company can be found at www.ceradyne.com.

Except for the historical information contained herein, this press release contains forward-looking statements regarding future events and the future performance of Ceradyne that involve risks and uncertainties that could cause actual results to differ materially from those projected. Words such as “anticipates,” “believes,” “plans,” “expects,” “intends,” “future,” and similar expressions are intended to identify forward-looking statements. These risks and uncertainties are described in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008, and its Quarterly Reports on Form 10-Q, as filed with the U.S. Securities and Exchange Commission.

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